GENERAL RELEASE OF CLAIMS
This Agreement is by and between Oscar Rodriguez (“Employee”) and Extreme Networks, Inc. (the “Company”). This Agreement will become effective on the eighth (8th) day after it is signed by Employee (the “Effective Date”), provided that the Company has signed this Agreement and Employee has not revoked this Agreement (by written notice to Charlie Carinalli at the Company) prior to that date.
RECITALS
A.Employee is employed by the Company as its President and Chief Executive Officer pursuant to an Offer Letter dated July 29, 2010 as amended by the Parties on September 13, 2012 (“Employment Agreement”).
B.The Parties have mutually agreed that Employee’s employment will end effective April 25, 2013 (“Separation Date”) and will treat the separation as one without “cause”. As a result, and pursuant to the terms of the Employment Agreement, Company shall provide Employee with the severance payments and benefits described herein in exchange for Employee’s promises and covenants set forth herein.
C.Employee was granted an option to purchase 900,000 shares of the Company’s common stock at $3.03 per share by the Company on or about November 3, 2010 (the “First Option”), which First Option was subject to a vesting schedule and other terms and conditions contained in the Extreme Networks Inc. 2005 Equity Incentive Plan Stock Plan (the “Plan”) and in the applicable Extreme Networks, Inc. Stock Option Agreement (U.S. Participants) between the Company and Executive (collectively, the “First Option Agreement”). As of the Separation Date, Employee had become vested in 600,000 shares of stock subject to the First Option, and Employee had not become vested in 300,000 shares of stock subject to the First Option.
D.Employee was granted an option to purchase 600,000 shares of the Company’s common stock at $3.29 per share by the Company on or about August 3, 2011 (the “Second Option”), which Second Option was subject to a vesting schedule and other terms and conditions contained in the Plan and in the applicable Extreme Networks, Inc. Stock Option Agreement (U.S. Participants) between the Company and Executive (collectively, the “Second Option Agreement”). As of the Separation Date, Employee had become vested in 250,000 shares of stock subject to the Second Option, and Employee had not become vested in 350,000 shares of stock subject to the Second Option.
E.Employee was granted an option to purchase 218,000 shares of the Company’s common stock at $3.54 per share by the Company on or about November 3, 2012 (the “Third Option”), which Third Option was subject to a vesting schedule and other terms and conditions contained in the Plan and in the applicable Extreme Networks, Inc. Stock Option Agreement (U.S. Participants) between the Company and Executive (collectively, the “Third Option Agreement” and each of the First Option Agreement, the Second Option Agreement, and the Third Option Agreement, an “Option Agreement”). As of the Separation Date, Employee had not become vested in any shares of stock subject to the Third Option (together with the vested shares subject to the First Option and the Second Option, the “Vested Options”), and Employee had not become vested in 218,000 shares of stock subject to the Third Option (together with the unvested shares subject to the First Option and the Second Option, the “Unvested Options”).
F.Employee was granted 100,000 of the Company’s restricted stock units by the Company on or about November 3, 2010 (the “First RSU Grant”), which First RSU Grant was subject to a vesting schedule and other terms and conditions contained in the Plan and in the applicable Extreme Networks, Inc. Restricted Stock Unit Agreement (U.S. Participants) between the Company and Employee

(collectively, the “First RSU Agreement”). As of the Separation Date, Employee had not become vested in 33,333 of the restricted stock units subject to the First RSU Grant.
G.Employee was granted 100,000 of the Company’s restricted stock units by the Company on or about August 10, 2011 (the “Second RSU Grant”), which Second RSU Grant was subject to a vesting schedule and other terms and conditions contained in the Plan and in the applicable Extreme Networks, Inc. Restricted Stock Unit Agreement (U.S. Participants) between the Company and Employee (collectively, the “Second RSU Agreement”). As of the Separation Date, Employee had not become vested in 66,666 of the restricted stock units subject to the Second RSU Grant.
H.Employee was granted 115,000 of the Company’s restricted stock units by the Company on or about November 3, 2012 (the “Third RSU Grant”), which Third RSU Grant was subject to a vesting schedule and other terms and conditions contained in the Plan and in the applicable Extreme Networks, Inc. Restricted Stock Unit Agreement (U.S. Participants) between the Company and Employee (collectively, the “Third RSU Agreement” and each of the First RSU Agreement, the Second RSU Agreement, and the Third RSU Agreement, a “RSU Agreement”). As of the Separation Date, Employee had not become vested in 115,000 of the restricted stock units subject to the Third RSU Grant (together with the unvested restricted stock units subject to the First RSU Grant and the Second RSU Grant, the “Unvested RSUs”).
NOW, THEREFORE, the parties agree as follows:

1.Severance Package. In exchange for the promises set forth herein, Company agrees to provide Employee with the following payments and benefits (“Severance Package”) pursuant to the Employment Agreement, to which Employee is not otherwise entitled absent entering into this Agreement and Employee’s resignation from the Board of Directors of the Company and as an officer or director of any subsidiaries of the Company. Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Separation Agreement.
1.1    Severance Payment. Company agrees to provide Employee with a severance payment equal to twelve (12) months of Employee’s base salary, Five Hundred Twenty-Four Thousand Dollars ($524,000), less all appropriate federal and state income and employment taxes (“Severance Payment”). The Severance Payment will be paid out in a lump sum within 10 days following the Effective Date of this Agreement and Employee’s resignation from the Board of Directors of the Company and as an officer or director of any subsidiaries of the Company.
1.2    Continuation of Group Health Benefits. Company agrees to pay the premiums required to continue group health care coverage for Employee and Employee’s family through April 30, 2014, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Employee elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health care coverage through another employer during this period. Employee agrees that Employee will immediately notify Company within one week of becoming eligible for benefits through another employer.
1.3    Acceleration of Vesting. Company agrees to cause the vesting of 452,209 of Employee’s Unvested Options (225,000 shares at $3.03 per share for the First Option, 150,000 shares at $3.29 for the Second Option, and 77,209 shares at $3.54 for the Third Option) and 105,000 of Employee’s Unvested RSUs (33,333 RSUs for the First RSU Grant, 33,333 RSUs for the Second RSU Grant, and 38,334 RSUs for the Third RSU Grant) subject to and contingent upon this Agreement becoming effective and Employee’s resignation from the Board of Directors of the Company and as an officer or director of any subsidiaries of the Company, such number being equal to the number of Unvested Options and Unvested RSUs which would have vested on or before April 30, 2014 had Employee remained employed by Company (“Accelerated Options/RSUs”). Subject to and contingent upon the general release provided for in Section 2 below becoming effective and Employee’s resignation from the Board of Directors of the Company and as an officer or director of any subsidiaries of the Company, the Accelerated Options/RSUs shall be deemed to have become vested on the Separation Date. Other than specifically provided herein, the Employee’s options and restricted stock units shall continue to be governed by the terms and conditions of the applicable Option Agreement or RSU Agreement pursuant to which such option was issued and the Plan.
1.4    Prorated Bonus. Company agrees to provide Employee with a prorated share of Employee’s target bonus for fiscal year 2013 in the amount of $480,334, less all appropriate federal and state income and employment taxes (“Bonus Payment”). The Bonus Payment will be paid out in a lump sum when other target bonuses for fiscal year 2013 are generally paid, but in no event later than March 15, 2014.
2.    Employee and Employee’s successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (collectively “Released Parties”) of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever directly related to Employee’s employment by the Company or the termination of such employment and occurring or existing at any time up to and including the Effective Date, including, but not limited to, any claims of breach of written contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, or any other applicable law. The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Employee’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, claims for statutory indemnity, workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement
3.    Employee acknowledges that he has read Section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
Employee waives any rights that Employee has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.

4.    Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company and Employee, and (ii) any stock option, stock grant, stock purchase or other equity award agreements between the Company and Employee.

5.    This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.
6.    Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties. In exchange for Employee’s promises herein, Company agrees that its officers and directors shall not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Employee.
7.    The parties agree that any and all disputes that (i) do not arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement, the interpretation of the terms of this Agreement or any of the matters herein released or herein described shall be resolved by means of binding arbitration before a sole arbitrator of the American Arbitration Association in San Jose, California. Judgment on the award may be entered in any court having jurisdiction. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to resolve any such dispute.
8.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in Section 4 of this Agreement. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.
EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT EMPLOYEE HAS UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT EMPLOYEE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER EMPLOYEE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN SECTION 1.

Dated:	April 28, 2013	By:	/s/ OSCAR RODRIGUEZ
Oscar Rodriguez

Extreme Networks, Inc.

Dated:	April 28, 2013	By:	/s/ CHARLIE P. CARINALLI
Charlie P. Carinalli
Compensation Committee Chairman